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                                                                     EXHIBIT 8.2


                               PALMER & DODGE LLP
                    One Beacon Street, Boston, MA 02108-3190

Telephone: (617) 573-0100                              Facsimile: (617) 227-4420


                                October 14, 1999



Genetic MicroSystems, Inc.
34 Commerce Way
Woburn, Massachusetts  01801

Ladies and Gentlemen:

         We have acted as counsel to Genetic MicroSystems, Inc. ("GMS"), a Massachusetts corporation, in connection with the proposed merger (the "Merger") of GMS with and into GMS Acquisition, Inc. ("Merger Sub"), a Massachusetts corporation and a wholly owned subsidiary of Affymetrix, Inc. ("Affymetrix"), a Delaware corporation, pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 10, 1999, among Affymetrix, Merger Sub and GMS. The Merger is described in the Registration Statement on Form S-4 (the "Registration Statement") of which this exhibit is a part. This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the documents related thereto. All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

         In preparing this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus (the "Proxy Statement") included in the Registration Statement, (iii) the tax representation letters delivered to us by Affymetrix and Merger Sub and GMS in connection with this opinion (the "Representation Letters"), and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

         In rendering this opinion, we have assumed without investigation or verification that the facts relating to the Merger as described in the Proxy Statement are true, correct and complete in all material respects; that all representations and warranties contained in the Proxy Statement, the Merger Agreement and the Representation Letters are, at the time they are made, and will remain at all times through the Effective Time, true, correct and complete and may be relied upon by us at the time they are made and at all times through the Effective Time; that any representation in any of the documents referred to herein that is made "to the best of the knowledge and belief" (or similar qualification) of any person or party are true, correct and complete without such qualification; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. We have further assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents; that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement (including all covenants and conditions contained therein) without the waiver or modification of any such terms and conditions; that the Merger will be effective as a merger under the applicable laws of Massachusetts; and that Affymetrix, Merger Sub and GMS each will comply with all reporting obligations required under the Code and Treasury Regulations with respect to the Merger. Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

         Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this
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opinion, all of which are subject to change (possibly with retroactive effect)
or reinterpretation. No assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise you of any such developments in the law after the Effective Time.

         No ruling has been or will be sought from the IRS by Affymetrix, GMS or Merger Sub as to the federal income tax consequences of any aspect of the Merger, and our opinion is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

         Based upon and subject to the foregoing, the discussion contained in the Proxy Statement under the heading "Material Federal Income Tax Consequences," subject to the limitations and qualifications described therein, fairly and accurately represents our opinion as to the material United States federal income tax consequences of the Merger.

         Our opinion addresses only the specific United States federal income tax consequences of the Merger set forth herein, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

         This opinion is being provided to you solely for use in connection with the Registration Statement, and this opinion letter may not be used, circulated, quoted, or otherwise referred to for any other purpose. We hereby consent to the use of our name under the caption "Material Federal Income Tax Consequences" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


                                                     Very truly yours,


                                                     /s/ Palmer & Dodge LLP